Exhibit 99.1

GORMAN-RUPP REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

Mansfield, Ohio – April 23, 2015 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the first quarter ended March 31, 2015.

Net sales during the first quarter were $99.2 million compared to $110.1 million during the record first quarter of 2014. Domestic sales decreased 9.3% or $6.6 million and international sales decreased 10.9% or $4.2 million compared to the same period in 2014. Sales in water end markets decreased 11.6% or $9.2 million and sales in non-water end markets decreased 5.3% or $1.6 million during the quarter.

The first quarter decrease in water end market sales was largely due to lower sales in the construction market, including sales to rental companies, of $4.3 million due primarily to the extremely rapid decline in oil and gas production which affected both domestic and international sales. Sales decreased in the agricultural market $3.0 million primarily due to expected low farm income during 2015 and wet weather conditions in certain locations domestically, and sales in the municipal market decreased $1.6 million. These modestly lower municipal market sales were primarily driven by lower comparative sales of large volume pumps for wastewater and water supply projects of $9.0 million, offset by comparative increased shipments related to the Permanent Canal Closures and Pumps (“PCCP”) project of $7.4 million. Also, sales in the fire protection market decreased $1.5 million primarily due to slower domestic commercial building construction. Decreased sales in the non-water end markets during the first quarter of 2015 were primarily due to lower sales in the OEM market of $3.6 million related to power generation equipment. This decrease was partially offset by increased sales in the petroleum market of $1.4 million for mid-stream transmission of refined petrochemical products and the contribution from the mid-2014 acquisition of Bayou City Pump Company.

Due to the referenced decline in oil and natural gas production, combined with adverse winter conditions, net sales in January and February were particularly slower than the final month of the first quarter. Of the total decrease in net sales in the first quarter of 2015 of $10.8 million, $2.2 million or 20.4% of the decrease was due to negative currency translation.

Gross profit was $23.9 million for the first quarter of 2015, resulting in gross margin of 24.1% compared to 25.0% for the same period in 2014. Operating income was $10.6 million, resulting in operating margin of 10.7% for the first quarter of 2015 compared to 13.3% for the same period in 2014. Net income was $7.3 million during the first quarter of 2015 compared to $10.0 million in the first quarter of 2014 and earnings per share were $0.28 and $0.38 for the respective periods. Currency translation negatively impacted current earnings per share by $0.01 per share. The gross profit and operating income margin declines were due principally to the sales volume decreases from 2014 to 2015 and were not otherwise significantly impacted by any unusual cost increases other than increased health care expenses of 59 and 76 basis points, respectively.

The Company’s backlog of orders was $158.9 million at March 31, 2015 compared to $171.7 million a year ago and $160.7 million at December 31, 2014. The decrease in backlog from a year ago is due principally to record shipments during 2014 including approximately $22.0 million related to the PCCP project during the last four quarters. Approximately $39.1 million of orders related to the PCCP project remain in the March 31, 2015 backlog total. The PCCP project contract was increased for several contract additions totaling $4.7 million during the quarter. Approximately $32.9 million of the total remaining PCCP project are scheduled to ship during 2015 and $6.2 million during the first two quarters of 2016. Encouragingly, incoming orders during the first quarter of 2015 were comparable to the same period last year and increased $2.2 million compared to the fourth quarter of 2014 due principally to the beginning of the normal agricultural season, large volume pumps for wastewater and change orders for the PCCP project.

Cash and cash equivalents totaled $27.3 million and short-term bank debt was $9.0 million at March 31, 2015, having been reduced by $3.0 million since December 31, 2014. Working capital rose $5.1 million from December 31, 2014 to a record $141.5 million at March 31, 2015. Net capital expenditures for 2015, consisting primarily of machinery and equipment, a new operations facility in Ireland and other building improvements, are currently estimated to be in the range of $13 to $15 million and are expected to be financed through internally-generated funds.

The Company is very proud to have been recognized for the fourth consecutive year as one of the 100 Most Trustworthy Companies in America by Forbes. To create this list, the year’s public filings for more than 5,500 U.S. publicly-traded companies were reviewed and evaluated in depth to identify the 100 that most “consistently demonstrated transparent accounting practices and solid corporate governance.”

Jeffrey S. Gorman, President and CEO commented, “Multiple headwinds affected our first quarter results, including our comparisons to 2014’s historical record sales and operating results. The economic impacts of the rapid decline in prices and related production of oil directly affected our construction, rental and industrial pumps markets, and indirectly impacted our other markets. Additionally, the strong U.S. dollar worked against export and international sales, and lower commodity prices combined with wet weather conditions in many parts of the country negatively impacted irrigation supply pump sales. On the brighter side we do feel that fire protection and municipal pump sales will continue to improve gradually and our portion of the New Orleans PCCP flood control project will remain on schedule. Although the headwinds may well continue for some time, we will remain focused on our long-term track of solid domestic and international organic growth combined with strategic acquisition opportunities.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including interest rates, changes in foreign exchange rates, commodity pricing and capital and consumer spending and volatility in domestic oil production activity; (2) competitive factors and competitor responses to initiatives of The Gorman-Rupp Company; (3) successful development and market introductions of anticipated new products; (4) stability of government laws and regulations, including taxes; (5) stable governments and business conditions in emerging economies; (6) successful penetration of emerging economies; (7) unforeseen delays or disruptions in the PCCP project, including any further revisions to the timing of shipments for the project; (8) continuation of the favorable environment to make acquisitions, domestic and foreign, including regulatory requirements and market values of potential candidates and our ability to successfully integrate and realize the anticipated benefits of completed acquisitions; and (9) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397. The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended March 31,
	2015	2014

Net sales	$99,233	$110,064
Cost of products sold	75,318	82,510

Gross profit	23,915	27,554

Selling, general and administrative expenses	13,312	12,861

Operating income	10,603	14,693

Other income (expense) - net	310	139

Income before income taxes	10,913	14,832
Income taxes	3,638	4,878

Net income	$7,275	$9,954

Earnings per share	$0.28	$0.38

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$27,301	$24,491
Accounts receivable - net	71,593	70,734
Inventories	97,202	94,760
Deferred income taxes and other current assets	9,111	10,724

Total current assets	205,207	200,709

Property, plant and equipment - net	132,007	133,964

Deferred income taxes and other	6,152	6,313

Goodwill and other intangible assets	39,448	39,918

Total assets	$382,814	$380,904

Liabilities and shareholders’ equity
Accounts payable	$20,361	$17,908
Short-term debt	9,000	12,000
Accrued liabilities and expenses	34,376	34,438

Total current liabilities	63,737	64,346

Pension benefits	4,871	4,496

Postretirement benefits	21,414	21,297

Deferred and other income taxes	8,786	8,798

Total liabilities	98,808	98,937

Shareholders’ equity	284,006	281,967

Total liabilities and shareholders’ equity	$382,814	$380,904

Shares outstanding	26,260,543	26,260,543